Exhibit 99.1

FOR IMMEDIATE RELEASE

September 30, 2015

ART’S WAY MANUFACTURING ANNOUNCES THIRD QUARTER 2015 REVENUE AND EARNINGS

Conference Call Scheduled For Thursday, October 1st, 2015 at 10:00 AM CT

ARMSTRONG, IOWA, September 30, 2015 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research, water treatment and steel cutting needs, announces its financial results for the three and nine months ended August 31, 2015.

In conjunction with the release, the Company has scheduled a conference call for Thursday, October 1, 2015 at 10:00 AM CT. Marc H. McConnell, Chairman of the Board of Directors of Art’s Way Manufacturing, J. Ward McConnell, Jr., Vice Chairman of the Board of Directors of Art’s Way Manufacturing, and Carrie Majeski, President and Chief Executive Officer of Art’s Way Manufacturing will be leading the call to discuss the third quarter of 2015 financial results and will also provide an outlook for the balance of 2015.

What: Art’s Way Manufacturing Third Quarter and Year to Date 2015 Financial Results.

When: Thursday, October 1, 2015 10:00 AM CT.

How: Live via phone by dialing (877) 358-7309. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time. A replay of the call will be archived on the Company’s website for 12 months. www.artsway-mfg.com/

	For the Three Months Ended (Consolidated)
	August 31, 2015	August 31, 2014	Change
Sales	$6,886,000	$11,585,000	-40.6%
Operating Income (Loss)	$(1,004,000)	$908,000
Net Income (Loss)	$(796,000)	$558,000
EPS (Basic)	$(0.20)	$0.14
EPS (Diluted)	$(0.20)	$0.14
Weighted Average Shares Outstanding:
Basic	4,061,052	4,048,552
Diluted	4,061,052	4,053,129

	For the Nine Months Ended (Consolidated)
	August 31, 2015	August 31, 2014	Change
Sales	$21,979,000	$27,291,000	-19.5%
Operating Income (Loss)	$(260,000)	$1,057,000
Net Income (Loss)	$(396,000)	$553,000
EPS (Basic)	$(0.10)	$0.14
EPS (Diluted)	$(0.10)	$0.14
Weighted Average Shares Outstanding:
Basic	4,057,496	4,047,544
Diluted	4,057,496	4,053,152

Sales: Our consolidated corporate sales for the three- and nine-month periods ended August 31, 2015 were $6,886,000 and $21,979,000, respectively, compared to $11,585,000 and $27,291,000 during the same respective periods in 2014, a $4,699,000, or 40.6%, decrease for the quarter and a $5,312,000 or 19.5% decrease year-to-date. The decreases in revenue are primarily due to decreased sales of our agricultural products segments. We are experiencing decreased demand for nearly all agricultural products, but our Universal Harvester reel sales were down nearly 70% during the year-to-date as compared to the prior year. Consolidated gross margin for the three- and nine-month periods ended August 31, 2015 was 18.4% and 25.1%, respectively, compared to 23.3% and 23.4% for the same respective periods in fiscal 2014. The decreased revenue amounts coupled with relatively static fixed costs has put negative pressure on our gross margins both quarterly and year-to-date.

Income: Consolidated net income (loss) was $(796,000) for the three-month period ended August 31, 2015, compared to net income of $558,000 for the same period in 2014. The decrease was primarily due to the decreases in revenue described above and a noncash charge for impairment of the goodwill from our UHC subsidiary, part of the Agricultural Products segment. During the third quarter of fiscal 2015, we evaluated our goodwill for impairment based on economic factors related to that particular product line. As a result of our evaluation, we incurred a noncash impairment charge for the full amount of goodwill associated with our acquisition of the UHC product line of $618,729. The remaining portion of the decreased net income is directly attributable to our decreased sales volume. Consolidated net income (loss) for the nine-month period ended August 31, 2015 was $(396,000) compared to a net income of $553,000 in the same period of 2014. This decrease in income reflects the noncash impairment charge along with decreased operating income across all our segments.

Earnings per Share: Earnings per basic and diluted share for the third quarter ended August 31, 2015 were ($0.20), down from $0.14 from the third quarter of 2014. Earnings per basic and diluted share for the nine months ended August 31, 2015 were ($0.10), compared to $0.14 from the same period in 2014.

Chairman of the Art’s Way Board of Directors, Marc H. McConnell commented, "Our third fiscal quarter of 2015 was challenging to say the least.  Several of our business units are experiencing poor market conditions, but most notably in our agricultural products segment. We have implemented various cost cutting measures aimed at scaling our operational size to match the current market conditions. We will continue being proactive in managing through this difficult time. Fortunately, our capital position remains very strong, and we are in the process of adjusting our cost structure in such a way that we will be able to weather the broader agricultural economy’s down cycle without significant degradation of capital until the market improves, however long that may take.

In the meantime, we continue to seek opportunities in the various markets we serve, and have a lot of reason for optimism about projects that may come forth in the months ahead."

About Art’s Way Manufacturing Co., Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as pressurized tanks and vessels, modular animal confinement buildings and laboratories and specialty tools and inserts. After-market service parts are also an important part of the Company's business. The Company has four reporting segments: agricultural products; pressurized tanks and vessels; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: Carrie Majeski, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding the impact of our management initiatives and cost-cutting measures, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: quarterly fluctuations in results; customer demand for our products; domestic and international economic conditions; factors affecting the strength of the agricultural sector; the cost of raw materials; the management of growth; the availability of investment opportunities; unexpected changes to performance by our operating segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.

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